Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Edward Fitzgerald (Investors)
(617) 621-2345

Andrea Johnston (Media)
Pure Communications
(910) 681-1088
ARIAD ANNOUNCES PRICING OF COMMON STOCK OFFERING
Cambridge, MA, August 5, 2005 – ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced the pricing of an underwritten public offering of 7,500,000 shares of its common stock at a price of $7.20 per share. The gross proceeds of the offering are expected to be approximately $54 million. The offering is being made from a shelf registration statement that became effective on March 14, 2005. The underwriters have been granted the option to purchase up to an additional 1,125,000 shares. All of the shares are being sold by ARIAD. This offering is expected to close on August 10, 2005.
Lehman Brothers Inc. is acting as sole book-running manager in this offering. Lazard Capital Markets LLC and SG Cowen & Co., LLC are acting as co-managers.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which is available from Lehman Brothers, Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, monica_castillo@adp.com or at the Securities and Exchange Commission’s website at www.sec.gov.
ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules.
Some of the matters discussed herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning and include our expectation that the offering will close on August 10, 2005. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties relating to the fact that the closing of the offering is subject to customary closing conditions, some of which are beyond our control. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.
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